WEDNESDAY OCTOBER 18, 6:29 AM EASTERN TIME

PRESS RELEASE

FIBERCORE ELECTS NEW BOARD MEMBER

CHARLTON, Mass.--(BUSINESS WIRE)--Oct. 18, 2000--FiberCore, Inc. (OTC BB:
FBCE - news), a leading manufacturer of optical fiber and preform for the telecommunication and data communications markets, with production facilities in Jena, Germany and Campinas, Brazil today announced the election of Mr. Michael A. Robinson to its board of directors. Mr. Robinson is Senior Vice President and Corporate Treasurer of Tyco International Ltd., a global, diversified manufacturing and service company (NYSE: TYC; LSE: TYI; BSX:
TYC).

At Tyco, Mr. Robinson is responsible for capital market activities, banking relationships, foreign exchange and commodity exposure management, interest rate derivatives, global cash management, risk management and pension investment management. In addition, Mr. Robinson is a key participant in Tyco's business development activities.

Mr. Robinson was appointed Treasurer of Tyco in March 1998. Prior to this appointment, he was a Vice President in the Investment Banking Department at Merrill Lynch focusing on conglomerate and healthcare companies. Previously, he held positions at Colgate-Palmolive and Bankers Trust Company.

Mr. Robinson holds a Bachelors Degree in Accounting, summa cum laude, from Florida A&M University and a Masters of Business Administration Degree from the Graduate School of Business at Harvard University.

In addition to their standard multi-mode and single-mode fiber, the Company recently announced the introduction of its new GigaGrade multi-mode fibers which are optimized to provide long link lengths at Gigabit speeds in laser-based systems, and guarantees high bandwidths when used with LED's (using overfilled launch).

The company also offers a line of ValuGrade(R) and EconoGrade(R) optical fibers. These fibers are available in single-mode and multi-mode designs, and are ideally suited for Feeder Loop, Fiber-to-the Curb, (FttC), Fiber-to-the Home
(FttH) and Fiber-to-the Desk (FttD) applications.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone -
(508) 248-3900 or by FAX - (508) 248-5588 or E-Mail FiberCore@aol.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in Industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; ability to obtain required financing; dependence on a limited number of suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

     FiberCore, Inc.
     Charles DeLuca
     508-248-3900
     FBCE2CDL@aol.com
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